Exhibit 99.1

1000 Six PPG Place, Pittsburgh, PA 15222-5479	News Release...
Contact: Dan L. Greenfield
412- 394-3004
Allegheny Technologies Announces Management Changes
Pittsburgh, PA, January 16, 2009 – Allegheny Technologies Incorporated (NYSE: ATI) announced today that Carl R. Moulton will become Vice President, International. Douglas A. Kittenbrink, Executive Vice President, Corporate Planning and International Business Development, has decided to leave ATI to devote more time to his family’s business pursuits and to work with nonprofit and charitable organizations with which he has been associated for many years. The changes are effective March 1, 2009.
“As President of our Uniti titanium joint venture, Carl Moulton has helped enable ATI to become more globally focused and has helped expand our direct international sales,” said L. Patrick Hassey, Chairman, President and Chief Executive Officer. “We acknowledge and thank Doug Kittenbrink for his years of service and accomplishments at ATI and wish him and his family the best of luck in the future.”
Carl Moulton, 61, will be responsible for ATI’s commercial activities in Europe and Asia, and ATI’s STAL Precision Rolled Strip® and Uniti titanium joint ventures. Mr. Moulton is currently President of Uniti LLC. Carl, a graduate of Dartmouth College, began his career as a sales representative with Allegheny Ludlum in 1972 before joining Jessop Steel as vice president, marketing in 1981. He was president of Jessop Steel when ATI acquired Jessop in 1993. Since rejoining ATI, Carl has served in various important commercial and strategic roles. He was involved in the strategic planning of Uniti and was selected its first president when it was formed in 2003. Under Mr. Moulton’s leadership, Uniti has become one of the world’s leading suppliers of industrial titanium products.
Doug Kittenbrink, 53, has held numerous positions in engineering, operations, and executive management and has made important contributions to ATI’s success since joining the Company in 1992. He has agreed to provide consulting services to the Company over the next two years.
Building the World’s Best Specialty Metals Company™
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.5 billion during 2007. ATI has approximately 9,700 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty alloys, grain-oriented electrical steel, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.
###